SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No....leave blank)
.......................... Cohen & Steers Closed-End Opportunity Fund, Inc. .....
(Name of Issuer)
........................Common Stock....................
(Title of Class of Securities)
.........................................................19248P106.............
(CUSIP Number)
.................................................... March 31, 2011.........
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)




CUSIP No. 19248P106
(1)Names of reporting persons Hughes 2000 Trust J. C. & S. M. Hughes Trustees
(2) Check the appropriate box if a member of a group (see instructions)
(a) X
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power

	(8)Shared dispositive power 2,084,268

(9)Aggregate amount beneficially owned by each reporting person 2,084,268

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 7.58%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. John C. Hughes, custodian for Evan A. Hughes

(2) Check the appropriate box if a member of a group (see instructions)
(a) X
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 12,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 12,000

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.044%

(12)Type of reporting person (see instructions) OO


















CUSIP No. 19248P106
(1)Names of reporting persons. Swan Trust, Kristen E. Hughes, Trustee

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 461,180

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 461,180

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 1.67%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. Hughes Educational Funding Trust, Brian B. Hughes Trustee

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 62,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 62,000

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.23%

(12)Type of reporting person (see instructions) OO


















CUSIP No. 19248P106
(1)Names of reporting persons. Blue House Trust

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 58,500

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 58,500

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.213%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. Rudy & Page Loeser

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 15,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 15,000

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.05%

(12)Type of reporting person (see instructions) OO



CUSIP No. 19248P106
(1)Names of reporting persons Gregot Moze

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization Serbia

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 400

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 400

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.001%

(12)Type of reporting person (see instructions) OO


CUSIP No. 19248P106
(1)Names of reporting persons George & Ana John

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization UK

Number of shares beneficially owned by each reporting person with:
(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 15,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 15,000

(10)Check if the aggregate amount in Row (9) excludes certain shares (see instructions)

(11)Percent of class represented by amount in Row 9 0.05%

(12)Type of reporting person (see instructions) OO